Exhibit 10.3

Execution Version

ESCROW AGREEMENT

ESCROW AGREEMENT (this “Agreement”), dated as of February 2, 2016, among JPMorgan Chase Bank, N.A., as escrow agent, securities intermediary and depositary bank (in each such capacity, the “Escrow Agent”), Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents” and each an “Agent”) under the Credit Agreement (as defined herein), and Staples Escrow, LLC, a Delaware limited liability company (the “Borrower”, and together with the Agents, sometimes referred to individually as “Party” and collectively as the “Parties”).

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement; provided the Escrow Agent shall not be deemed to have any knowledge of nor obligation to ascertain the meaning of any capitalized term not defined herein.

R E C I T A L S

WHEREAS, this Agreement is being entered into in connection with that certain Term Loan Credit Agreement (the “Credit Agreement”) dated as of the date hereof, by and among the Borrower, as borrower, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, the Collateral Agent and the other parties thereto, pursuant to which the Lenders will make term loans to the Borrower in an aggregate principal amount of $2,500,000,000 (the “Term B Loans”);

WHEREAS, the Borrower intends to use the net proceeds from the Term B Loans to finance the Transactions (including payment of the cash purchase price for the Acquisition) and for general corporate purposes;

WHEREAS, the Borrower currently does not expect to consummate the Acquisition contemporaneously with the making of the Term B Loans, and has agreed with the Agents and the Lenders in the Credit Agreement to enter into this Agreement and to deposit into escrow the net proceeds from the Term B Loans and other funds as provided herein;

WHEREAS, concurrently with the borrowing of the Term B Loans on the date hereof, the Borrower will deposit or cause to be deposited the Borrower’s Deposit (as defined below) with the Escrow Agent, as hereinafter provided;

WHEREAS, in the event that the Borrower is deemed to have an ownership interest in the Escrow Account (other than the limited contractual right to receive the Escrow Property (as defined below)), then as security for the Obligations under the Credit Agreement, the Borrower hereby grants to the Collateral Agent, for the sole and exclusive benefit of the Secured Parties, a first priority security interest in and lien on the Escrow Account and the other Collateral; and

WHEREAS, the parties have entered into this Agreement in order to set forth the conditions upon which, and the manner in which, funds will be held in and disbursed from the Escrow Account and released from the security interest and lien described above.

A G R E E M E N T

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Defined Terms.  In addition to any other defined terms used herein, the following terms shall constitute defined terms for purposes of this Agreement and shall have the meanings set forth below:

“Acquisition Effective Date” has the meaning set forth in Section 3(b).

“Acquisition Outside Date” means September 10, 2016; provided that solely in the event that the conditions precedent pursuant to Section 6.1(b) of the Acquisition Agreement shall not have been satisfied on or prior to such date, upon receipt by the Escrow Agent of written confirmation from an Authorized Representative of the Administrative Agent that it has received the Escrow Extension Fee, such date shall be extended to November 10, 2016.

“Additional Interest Deposit” means, with respect to any Interest Period for the Term B Loans pursuant to the Credit Agreement, an amount, as calculated by the Administrative Agent and notified in an Additional Interest Deposit and Interest Payment Notice, equal to the amount of regularly accruing interest that will be payable to the Administrative Agent for such Interest Period assuming that the full amount of the Term B Loans that are outstanding on such date remain outstanding throughout such Interest Period.

“Additional Interest Deposit and Interest Payment Notice” means a notice delivered from the Administrative Agent to the Escrow Agent and the Borrower in the form of Annex III at least five Business Days prior to the end of the then current Interest Period, identifying the applicable Additional Interest Deposit and including instructions for the amount of Interest the Escrow Agent is to pay on the next Interest Payment Date.

“Alternate Investment” has the meaning set forth in Section 2(a)(ii).

“Authorized Representative” has the meaning set forth in Section 3(i).

“Borrower Release Request” means a certificate signed by an Authorized Representative of the Borrower requesting release of the Escrow Property in the form attached hereto as Annex I (or in another form acceptable to the Collateral Agent and the Borrower, as identified in writing to the Escrow Agent prior to the delivery of the Borrower Release Request), certifying as to the matters specified therein.

“Borrower’s Deposit” has the meaning set forth in Section 2(a)(i).

“Closing Date” means February 2, 2016.

“Collateral” has the meaning set forth in Section 6(a).

“Collateral Agent Notice” means a notice sent pursuant to Section 3(d) by an Authorized Representative of the Collateral Agent in the form of Annex II.

“Collateral Agent Acceleration Notice” has the meaning set forth in Section 3(f).

“Credit Agreement” has the meaning set forth in the recitals.

“Distributions” has the meaning set forth in Section 2(a)(ii).

“Eligible Escrow Investments” means (a) U.S. dollar denominated institutional money market funds (“MMMF”), governed by Rule 2a-7 under the Investment Company Act of 1940 and rated “AAAm” by S&P and/or “Aaa-mf” by Moody’s, including funds managed by the Escrow Agent or any of its affiliates, in which case the Collateral Agent and the Borrower acknowledge that they have received from the Escrow Agent, either directly or via access to a relevant website, a current copy of the prospectus for the money market fund investment they have authorized and (b) a JPMorgan interest bearing demand deposit account.

“Escrow Account” means the escrow account established pursuant to Section 2.

“Escrow Property” has the meaning set forth in Section 2(a)(ii).

“Initial Deposit” has the meaning set forth in Section 2(a)(i).

“Initial Interest Deposit” has the meaning set forth in Section 2(a)(i).

“Initial Interest Period” means the Interest Period commencing on the Closing Date to (but not including) the date that is one month following the Closing Date.

“Interest Deposit” means the Initial Interest Deposit or an Additional Interest Deposit, as applicable.

“Interest Payment Date” means (i) initially, the last Business Day of the Initial Interest Period and (ii) subsequently, the last Business Day of the any future Interest Period as notified by the Administrative Agent in the Additional Interest Deposit and Interest Payment Notice for the next interest payment due.

“Lenders” has the meaning set forth in the recitals.

“Net Proceeds Deposit” has the meaning set forth in Section 2(a)(i).

“Obligations” means “Obligations” (as defined in the Credit Agreement).

“Secured Parties” means, collectively, the Arrangers, the Collateral Agent and the other Agents (as defined in the Credit Agreement), the Lenders, each Indemnitee pursuant to Section 9.03(b) of the Credit Agreement and each co-agent or sub-agent appointed by the Collateral Agent or the Administrative Agent from time to time pursuant to the Credit Agreement.

“Staples” means Staples, Inc., a Delaware corporation.

“Term B Loans” has the meaning set forth in the recitals.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

2.                                      Escrow Accounts; Escrow Agent.

(a)                                 Establishment of Escrow Accounts.

(i)                  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.   Concurrently with the execution and delivery hereof, the Escrow Agent shall establish escrow accounts in the name of Barclays Bank PLC, as Collateral Agent, entitled “Barclays Bank PLC, as Collateral Agent, Escrow Account” (collectively referred to herein each as the “Escrow Account” and together the “Escrow Accounts”).  Concurrently with the execution and delivery hereof and the making of the Term B Loans, amounts will be deposited into the Escrow Accounts as follows:

A.                  as provided in the Credit Agreement, the Administrative Agent will deposit with the Escrow Agent $2,475,000,000 (Two Billion Four Hundred Seventy Five Million Dollars) in cash or by wire transfer in immediately available funds (the “Net Proceeds Deposit”), which amount represents the gross proceeds from the Term B Loans, net of original issue discount.

B.                  the Borrower will deposit with the Escrow Agent $34,565,972.22 (Thirty Four Million Five Hundred Sixty Five Thousand Nine Hundred Seventy Two Dollars and Twenty Two Cents) in cash or by wire transfer in immediately available funds (the “Borrower’s Deposit”), which amount represents the difference between the original principal amount of the Term B Loans and the Net Proceeds Deposit, plus the interest that will accrue on the Term B Loans for the Initial Interest Period (such amount, the “Initial Interest Deposit”).

As a result of the Net Proceeds Deposit and the Borrower’s Deposit made pursuant to clauses (A) and (B) above, the aggregate amount deposited with the Escrow Agent on the date hereof will be $2,509,565,972.22 (Two Billion Five Hundred And Nine Million Five Hundred Sixty Five Thousand Nine Hundred Seventy Two Dollars and Twenty Two Cents) (the “Initial Deposit”), which amount is sufficient to repay in cash the Term B Loans, in whole and not in part, at par, plus accrued and unpaid interest thereon for the Initial Interest Period.

On the first day of each Interest Period (other than the Initial Interest Period), the Borrower will deposit with the Escrow Agent the Additional Interest Deposit in respect of such Interest Period in cash or by wire transfer in immediately available funds.

(ii)               The Escrow Agent shall accept the Initial Deposit and each Additional Interest Deposit and shall hold such funds, all investments thereof, any Distributions (as hereinafter defined) and the proceeds of the foregoing in the Escrow Accounts.  All amounts so deposited, all funds, securities or property now or hereafter credited to the Escrow Account or otherwise registered in the name of the Collateral Agent, and the interest thereon, and dividends, distributions and other payments or proceeds in respect of any of the foregoing (collectively, the “Distributions”), less any amounts released pursuant to the terms of this Agreement, shall constitute the “Escrow Property.”  It is understood and agreed that all investments hereunder shall be directed by the Borrower and the Escrow Agent shall have no investment discretion with regard to any selected investment .  As further provided below, the Escrow Agent shall continually invest any portion of the Escrow Property that is cash only in alternative (b) of the Eligible Escrow Investments as defined above, until otherwise directed by the Borrower in writing.  If directed in accordance with this Section 2(a)(ii), the Escrow Agent shall invest any portion of the Escrow Property that is desired to be maintained as securities only in a MMMF selected by the Borrower pursuant to alternative (a) of the Eligible Escrow Investments, as defined above.  To the extent applicable, the Escrow Agent is hereby directed to hold the cash portion of the Escrow Property in one or more demand deposit accounts (the “Cash Accounts”), and any securities, including the permitted MMMF, in separate securities accounts (the “Securities Accounts” which along with the Cash Accounts constitute the Escrow Accounts) and to promptly transfer to the Cash Accounts any cash in the Securities Accounts that is not promptly invested in MMMFs.  Borrower hereby directs the Escrow Agent to hold the Escrow Property in the Cash Accounts and invest and reinvest the Escrow Property and the proceeds thereof in an interest bearing demand deposit account, or a successor investment offered by Escrow Agent, and this authorization is a permanent investment direction until the Escrow Agent is directed in writing by an Authorized Representative of the Borrower of permissible alternate instructions consistent with the definition of Eligible Escrow Investments (“Alternate Investment”).  Interest bearing demand deposit accounts have rates of interest or compensation that may vary from time to time as determined by the Escrow Agent.  The Parties recognize and agree that instructions to make any other Alternative Investment, and any instruction to change investments must be in a writing and executed by an Authorized Representative of the Borrower and shall specify the type and identity of the investments to be purchased and/or sold.  The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity and the Escrow Agent or any affiliated entity may act as counterparty with respect to such investments.  Each of the Parties and the Escrow Agent agree that all financial assets will either be registered in the name of the Collateral Agent or credited to the Securities Account and registered in the name of the Escrow Agent or indorsed to the Escrow Agent or in blank and credited to the Securities Account or an account of the Escrow Agent at another securities intermediary.  In no case will any financial assets constituting the Escrow Property be registered in the name of the Borrower, payable to the order of the Borrower or indorsed to the Borrower.  Each of the Parties and the Escrow Agent agree that the Collateral Agent shall be its sole customer with respect to all Cash Accounts.  All Escrow Property shall be held in the appropriate Escrow Accounts until disbursed in accordance with the terms hereof.  The Escrow Accounts and all property credited thereto, including the Escrow Property shall be under the control (within the meaning of Sections 9-104 and 9-106 of the UCC) of the Collateral Agent for the benefit of the Secured Parties.

(iii)            The obligation and liability of the Escrow Agent to make the payments and transfers required by this Agreement shall be limited to the Escrow Property.  The Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of an Authorized Representative of the Borrower to give the Escrow Agent instructions to invest or reinvest the Escrow Property.  The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee or trade execution fee in connection with each transaction.  The Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Accounts or the purchase, sale, retention or other disposition of any investment described herein, and each Party acknowledges that it was not offered any advice or recommendation by the Escrow Agent with regard to any investment and has made an independent assessment of the suitability for its own purposes of any of any investment hereunder.    Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Eligible Escrow Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties.  The Escrow Agent has no responsibility whatsoever to determine the market or other value of any Eligible Escrow Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Eligible Escrow Investment.  The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.  All interest or other income earned under this Agreement shall be allocated to the Borrower and reported, by the Escrow Agent to the Internal Revenue Service (“IRS”), or any other taxing authority, on IRS Form 1099 or 1042-S (or other appropriate or successor form) as income earned from the Initial Deposit by the Borrower whether or not said income has been distributed during such year. The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return with respect to any transactions, whether or not related to the Agreement, that occur outside the Escrow Property (other than with respect to income earned from the Initial Deposit by the Borrower in accordance with the previous sentence).  The Borrower shall provide the Escrow Agent with a properly executed IRS Form W-9 or W-8 and such other forms and documents that the Escrow Agent may reasonably request.  The Borrower understands that if the appropriate IRS Forms W-9 or W-8 and such other forms and documents that the Escrow Agent may reasonably request are not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and by other applicable Law, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(b)                                 Escrow Agent Compensation; Expense Reimbursement.

(i)                                     The Borrower shall pay, or cause to be paid, to the Escrow Agent for services to be performed by it under this Agreement in accordance with the Escrow Agent’s fee schedule attached hereto as Schedule II.  The Escrow Agent shall be paid any compensation owed to it directly by the Borrower and shall not disburse from any Escrow Account any such amounts, nor shall the Escrow Agent have any interest in the Escrow Accounts with respect to such amounts.  The provisions of this clause (i) shall survive the termination of this Agreement and survive the resignation or removal of the Escrow Agent.  The Parties further agree to the disclosures and agreements set forth in Schedule II.

(ii)                                  The Borrower shall reimburse the Escrow Agent upon request for all reasonable and documented out-of-pocket expenses, disbursements and advances incurred or made by the Escrow Agent in implementing any of the provisions of this Agreement, including compensation and the reasonable and documented out-of-pocket expenses and disbursements of its counsel (limited to one outside counsel and one local counsel in each relevant jurisdiction).  The Escrow Agent shall be paid any such expenses owed to it directly by the Borrower and shall not disburse from any Escrow Account any such amounts, nor shall the Escrow Agent have any interest in the Escrow Accounts with respect to such amounts.  The provisions of this clause (ii) shall survive the termination of this Agreement and survive the resignation or removal of the Escrow Agent.

(c)                                  Substitution of Escrow Agent.  The Escrow Agent may resign by giving no less than 30 days’ prior written notice to the Borrower and the Collateral Agent.  Such resignation shall take effect upon the later to occur of (i) delivery of all Escrow Property maintained by the Escrow Agent hereunder and copies of all books, records, plans and other documents in the Escrow Agent’s possession relating to such funds, or this Agreement, in each case to a successor escrow agent mutually approved by the Borrower and the Collateral Agent (which approvals shall not be unreasonably withheld or delayed) and (ii) the Borrower, the Agents and such successor escrow agent entering into this Agreement or any written successor agreement no less favorable to the interests of the Agents and the Lenders than this Agreement.  The Escrow Agent shall thereupon be discharged of all obligations under this Agreement and shall have no further duties, obligations or responsibilities in connection herewith, except to the limited extent set forth in Section 4.  If a successor escrow agent has not been appointed or has not accepted such appointment within 30 days after notice of resignation is given to the Borrower, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent.

3.                                      Release of Escrow Property.  Subject to Section 2(a)(ii), the Escrow Agent is directed to hold and distribute the Escrow Property in the following manner:

(a)                                 Except as otherwise provided in Sections 6(e) and 9(o) hereof, the Escrow Agent will only release the Escrow Property in the cases specifically provided for in this Section 3.

(b)                                 Upon the satisfaction or waiver (in accordance with Section 9.02 of the Credit Agreement) of the conditions set forth in Section 4.02 of the Credit Agreement (other than conditions that will be satisfied substantially concurrently with the release of the Escrow Property), the Borrower will promptly deliver a Borrower Release Request to each of the Agents and the Escrow Agent, confirming that all of such conditions have been satisfied or will be satisfied substantially concurrently with the release of the Escrow Property (the date that all of such conditions have been or will be so satisfied, the “Acquisition Effective Date”).

(c)                                  Promptly upon receipt of (1) the Borrower Release Request and (2) confirmation by the Agents of their receipt of the same signed by an Authorized Representative, the Escrow Agent will liquidate all investments and release the Escrow Property as follows:

(i)                                   first, an amount in cash equal to any Interest Deposit that has not been paid to the Administrative Agent, to the Administrative Agent, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 3(j) hereof; and

(ii)                                second, any and all remaining Escrow Property, together with interest or other income with respect to such remaining Escrow Property that became part of the Escrow Property pursuant to Section 2(a)(ii) hereof, to the Borrower, by wire transfer of immediately available funds in accordance with the wire instructions provided to the Escrow Agent as set forth in Section 3(j) hereof.

(iii)                             For the avoidance of doubt, any amounts required to be released above shall be stated on the Borrower Release Request.

(d)                                 If the conditions contained in clause (b) have not been satisfied by the Acquisition Outside Date, upon the receipt of a Collateral Agent Notice, the Escrow Agent will, promptly following the Acquisition Outside Date, liquidate all investments of Escrow Property then held by it and release all of the Escrow Property as follows:

(i)                                     first, to the Agents, an amount of Escrow Property in cash equal to amounts owing to the Agents in respect of fees and expenses of the Agents under the Credit Agreement by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 3(j) hereof;

(ii)                                  second, to the Administrative Agent, an amount of Escrow Property in cash equal to the outstanding principal amount of the Term B Loans plus accrued and unpaid interest on the Term B Loans through the date of such prepayment for payment to the Lenders in accordance with the prepayment provisions contained in Section 2.07(b)(v) of the Credit Agreement; such release of Escrow Property to the Administrative Agent will be made by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 3(j) hereof;

(iii)                             third, to the Borrower, any Escrow Property remaining after distributions in clauses (d)(i) and (ii) above, by wire transfer of immediately available funds in accordance with the wire instructions provided to the Escrow Agent as set forth in Section 3(j) hereof.

(iv)                            for the avoidance of doubt, any amounts required to be released above shall be stated on the Collateral Agent Notice.

(e)                                  The Borrower may determine, in its sole discretion, that the conditions contained in clause (b) of this Section 3 will not be satisfied by the Acquisition Outside Date and may elect to optionally repay the Term B Loans in accordance with the Credit Agreement.  Upon written notice and instruction from an Authorized Representative of the Collateral Agent to the Escrow Agent (which will only be given after the Borrower has given the corresponding written notice to the Agents) that the Borrower has elected to exercise its right to optionally prepay the Term B Loans in accordance with the provisions of the Credit Agreement, the Escrow Agent will, on or before the Business Day immediately prior to the date fixed for such optional prepayment, liquidate all investments of Escrow Property then held by it and release all of the Escrow Property as follows:

(i)                                   first, to the Agents, an amount of Escrow Property in cash equal to amounts owing to the Agents in respect of fees and expenses of the Agents under the Credit Agreement by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 3(j) hereof;

(ii)                                second, to the Administrative Agent, an amount of Escrow Property in cash equal to the outstanding principal amount of the Term B Loans plus accrued and unpaid interest on the Term B Loans through the date of such prepayment to the Lenders in accordance with the prepayment provisions contained in Section 2.07(a) of the Credit Agreement; such release of Escrow Property to the Administrative Agent will be made by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 3(j) hereof;

(iii)                             third, to the Borrower, any Escrow Property remaining after the distributions in clauses (e)(i) and (ii) above, by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 3(j) hereof.

(iv)                            For the avoidance of doubt, any amounts required to be released above shall be stated on the above Borrower notice.

(f)                                   If the Escrow Agent receives a written notice and instruction from an Authorized Representative of the Collateral Agent that the principal amount of and accrued and unpaid interest on the Term B Loans has become immediately due and payable pursuant to Article VII of the Credit Agreement (a “Collateral Agent Acceleration Notice”), then the Escrow Agent will, within one Business Day after receipt of such written notice and instruction from the Collateral Agent, liquidate all Escrow Property then held by it and release all of the Escrow Property as follows:

(i)                                     first, to the Agents, an amount of Escrow Property in cash equal to amounts owing to the Agents in respect of fees and expenses of the Agents under the Credit Agreement by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 3(j) hereof;

(ii)                                  second, to the Administrative Agent for payment to the Lenders, an amount of Escrow Property in cash equal to the amount of such accelerated principal amount and interest, if any, on the Term B Loans; such release of Escrow Property to the Administrative Agent under the Credit Agreement will be made by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 3(j) hereof; and

(iii)                               third, to the Borrower, any Escrow Property remaining after distributions in clauses (f)(i) and (ii) above, by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 3(j) hereof.

(iv)                            For the avoidance of doubt, any amounts required to be released above shall be stated on a Collateral Agent Acceleration Notice.

(g)                                  On the last day of each Interest Period, the Escrow Agent shall as promptly as practicable thereafter transfer to the Administrative Agent, to the account set forth in Section 3(j) hereof, an amount of funds that is equal to (i) in the case of the Initial Interest Period, the Initial Interest Deposit and (ii) in the case of each subsequent Interest Period, the Additional Interest Deposit for such Interest Period as instructed in the Additional Interest Deposit and Interest Payment Notice.

(h)                                 The Collateral Agent agrees to promptly execute and deliver or cause to be executed and delivered any instruments, documents and agreements and to promptly take all additional steps reasonably requested by the Borrower to evidence and/or confirm the release of all or any portion of the Escrow Property to the Borrower in accordance with this Section 3, including authorizing filing of one or more UCC amendments or termination statements in such jurisdictions and filing offices as are reasonably necessary or advisable (as reasonably determined by the Borrower) in order to terminate or discharge the applicable security interest granted herein.  In connection with any release pursuant to this Section 3(h), the Borrower shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of UCC amendments or termination statements.

(i)                                     Notwithstanding anything to the contrary set forth in Section 9, any Borrower Release Request, Collateral Agent Notice, Collateral Agent Acceleration Notice or other notice related to the transfer or distribution of the Escrow Property, must be in writing executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth on the Designation of Authorized Representatives attached hereto as Schedule I-1 and Schedule I-2, as applicable (each an “Authorized Representative”), and delivered to the Escrow Agent only by confirmed facsimile or as a Portable Document Format (“PDF”) attached to an email on a Business Day only at the fax number or email address set forth in Section 8 below.  Each designation of Authorized Representatives shall be signed by the Secretary, any Assistant Secretary or other duly authorized officer of the named Party.  The Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Property if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of the Escrow Agent.

(j)                                    The Parties each acknowledge that the Escrow Agent is authorized to use the funds transfer instructions below to disburse any funds due to each Agent and/or Borrower, respectively, without a verifying call-back as set forth in Section 3(k) below:

A.            (i) All cash (including the cash proceeds from liquidation of any Escrow Property) distributed from the Escrow Account to the Borrower will be transferred by wire transfer of immediately available funds in accordance with the wire transfer instructions indicated in the Borrower Release Request or otherwise provided by the Borrower to the Escrow Agent (which will require a call-back as set forth in Section 3(k) below).

(ii) If, upon termination of this Agreement and after any required liquidation or distribution of Escrow Property for the benefit of any person other than the Borrower pursuant to this Section 3, any Escrow Property consists of assets other than cash and is to be released to the Borrower, the Escrow Agent shall liquidate such Escrow Property into cash and distribute it to the Borrower pursuant to this Section 3(j) unless the Borrower has provided a prior written request to the Escrow Agent not to liquidate such Escrow Property and to deliver such non-cash Escrow Property in kind to the Borrower at such account(s) or location(s) specified by the Borrower in such written request.  If the Escrow Agent receives such a request, it shall deliver such non-cash Escrow Property to the Borrower as promptly as practicable.  No request by the Borrower pursuant to this paragraph shall constitute an “Entitlement Order” or instruction with respect to the Escrow Property prior to the termination of this Agreement.

B.            All cash distributed from the Escrow Account to the Administrative Agent for payment on the Term B Loans will be transferred by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Bank:	Barclays Bank PLC
Address:	745 Seventh Ave, New York, NY 10019
ABA No.:	026 002 574
Account Name:	Clad Control Account
Account No.:	050-019104
Attention:	Staples Inc. Attn: May Wong / Joe Tricamo

C.            All cash distributed from the Escrow Account to the Collateral Agent or Administrative Agent for fees and expenses of the Agents will be transferred by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Bank:	Barclays Bank PLC
Address:	745 Seventh Ave, New York, NY 10019
ABA No.:	026 002 574
Account Name:	Clad Control Account
Account No.:	050-019104
Attention:	Staples Inc. Attn: May Wong / Joe Tricamo

(k)                                 In the event any other funds transfer instructions are set forth in a permitted instruction from a Party or the Parties in accordance with Section 3, the Escrow Agent is authorized to seek confirmation of such funds transfer instructions by a single telephone call-back to one of the Authorized Representatives, and the Escrow Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative. The persons designated as Authorized Representatives and telephone numbers for same may be changed only in a writing executed by an Authorized Representative or other duly authorized officer of the applicable Party setting forth such changes and actually received by the Escrow Agent via facsimile or as a PDF attached to an email.  Except as set forth in Section 3(j) above, no funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback.  The Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in a funds transfer instruction provided by a Party or the Parties and confirmed by an Authorized Representative.  Further the beneficiary’s bank in the funds transfer instruction may make payment on the basis of the account number provided in such Party’s or the Parties’ instruction and confirmed by an Authorized Representative even though it identifies a person different from the named beneficiary.

(l)                                     The Parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the internet and the Parties hereby expressly assume such risks.

(m)                             As used in this Section 3, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed. The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable. Upon delivery of the Escrow Property in full by the Escrow Agent, this Agreement shall terminate and the related account(s) shall be closed, subject to the provisions of Section 2(b).

4.                                      Limitation of Escrow Agent’s Liability; Responsibilities of Escrow Agent.  The Escrow Agent’s responsibility and liability under this Agreement shall be limited as follows:  (i) the Escrow Agent does not represent, warrant or guaranty to the Agents or the Lenders from time to time the performance of the Borrower; (ii) the Escrow Agent shall have no responsibility to the Borrower or the Agents or the Lenders from time to time as a consequence of performance or non-performance by the Escrow Agent hereunder, except for any gross negligence, bad faith or willful misconduct of the Escrow Agent that was the cause of any direct loss to any Party; (iii) the Borrower shall remain solely responsible for all aspects of its business and conduct; and (iv) the Escrow Agent shall not be obligated to supervise, inspect or inform the Borrower, the Agents or any third party of any matter referred to above.  In no event shall the Escrow Agent be liable (i) for relying upon any judicial or administrative order or judgment, upon any opinion of counsel or upon any certification, instruction, notice, or other writing delivered to it by the Borrower or the Collateral Agent in compliance with the provisions of this Agreement, (ii) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document believed by it in good faith to be genuine and to have been signed by an Authorized Representative of a specified Party, (iii) for any special, incidental, indirect, consequential, punitive or special damages or losses of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action, (iv) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians or (v) for an amount in excess of the value of the Escrow Account, valued as of the date of deposit.  Except as specifically provided herein, the Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Account, including, without limitation, the Escrow Property nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature and no duties, including but not limited to any fiduciary duty, shall be implied.  The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement, including without limitation the Credit Agreement or any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein, nor shall the Escrow Agent be required to determine if any Party has complied with any other agreement.  Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement shall control the actions of the Escrow Agent.  The Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein.  The Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall believe to be genuine and to have been signed by an Authorized Representative or presented by the Parties purporting to sign the same.  Any notice, document, instruction or request delivered by a Party but not required under this Agreement may be disregarded by the Escrow Agent and returned to the sending Party.  The rights and powers granted to the Escrow Agent hereunder are being granted in order to allow the Escrow Agent to hold and disburse the Escrow Property in accordance with the terms hereof and preserve and protect the Collateral Agent’s security interest in and to the Collateral granted hereby and shall not be interpreted to, and shall not, impose any duties on the Escrow Agent in connection therewith other than those imposed under applicable law.  The Escrow Agent shall exercise the same degree of care in the custody and preservation of the Collateral in its possession as it exercises toward its own similar property and shall not be held to any higher standard of care under this Agreement, nor be deemed to owe any fiduciary duty to the Borrower, the Administrative Agent, the Lenders or any other party.

At the expense of the Borrower, the Escrow Agent may act pursuant to the advice of counsel chosen by it with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in accordance with such advice, except for any such action taken or omitted in bad faith.

Except upon its receipt of a Collateral Agent Notice, a Collateral Agent Acceleration Notice or a Borrower Release Request, in the event of any ambiguity in the provisions of this Agreement with respect to any Escrow Property, or instruction, notice or certification delivered hereunder, the Escrow Agent shall be entitled to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property and the Escrow Agent shall not be or become liable for its failure or refusal to comply with conflicting claims, demands or instructions.  In such event, the Escrow Agent shall be entitled to refuse to act until either (i) it shall have received an instruction from an Authorized Representative of the Collateral Agent and the Borrower; or (ii) any conflicting or adverse claims or demands shall have been finally determined by a court of competent jurisdiction or settled by agreement between the conflicting claimants as evidenced in a writing reasonably satisfactory to the Escrow Agent.  The costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with such proceedings shall be paid by, and shall be deemed an obligation of the Borrower.

No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God, terrorism or war, the failure or malfunction of communication or computer systems, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5.                                      Indemnity.  The Borrower shall indemnify, hold harmless, pay or reimburse and defend the Escrow Agent and its directors, officers, agents, employees and controlling persons, affiliates and their respective successors, assigns, (each, an “Indemnified Person”) from and against any and all losses, penalties, judgments, settlements, litigation, claims, actions, obligations, liabilities and expenses, including reasonable defense costs, reasonable investigative fees and costs, reasonable legal fees, and claims for damages, arising out of or in connection with (a) the Escrow Agent’s performance or non-performance, or in connection with the Escrow Agent’s acceptance of appointment as the Escrow Agent under this Agreement, except to the extent that such liability, expense or claim is solely and directly attributable to the gross negligence, bad faith or willful misconduct of any such Indemnified Person (as determined by a judgment of a court of competent jurisdiction) and (b) the Escrow Agent’s following, accepting or acting upon any instructions or directions, whether joint or singular, from the Parties received in accordance with this Agreement.  The provisions of this Section 5 shall survive any termination, satisfaction or discharge of this Agreement as well as the resignation or removal of the Escrow Agent.

6.                                      Grant of Security Interest; Instructions to Escrow Agent.

(a)                                 The Borrower hereby grants a first priority security interest in and lien on, and assigns and transfers to the Collateral Agent for the benefit of the Secured Parties, all of its right, title and interest in, to the extent applicable, (i) the Escrow Accounts and the Escrow Property (including, without limitation, all Escrow Property now or hereafter placed or deposited in, or delivered to the Escrow Agent for placement or deposit in, the Escrow Accounts, all funds held therein, and all Eligible Escrow Investments held by (or otherwise maintained in the name of) the Escrow Agent or the Collateral Agent pursuant to Section 2); (ii)  all rights which the Borrower has under this Agreement and all rights it may now have or hereafter acquire against the Escrow Agent in respect of its holding and managing all or any part of the Escrow Property; and (iii) all proceeds (as such term is defined in Section 9-102(a) of the UCC) of any of the foregoing (collectively, the “Collateral”), in order to secure the Obligations.  The Escrow Agent hereby acknowledges the Collateral Agent’s security interest and lien as set forth above.  The Borrower shall take all actions and shall direct the Collateral Agent in writing to take all actions necessary on its part to insure the continuance of a perfected first priority security interest in the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties in order to secure all Obligations.  The Borrower shall not grant or cause or permit any other person to obtain a security interest, encumbrance, lien or other claim, direct or indirect, in the Borrower’s right, title or interest in the Escrow Account or any Collateral.

(b)                                 The Borrower and the Collateral Agent hereby irrevocably instruct the Escrow Agent to, and the Escrow Agent shall:

(i)                                     maintain the Escrow Accounts for the benefit of the Collateral Agent on its own behalf and on behalf of the Secured Parties to the extent specifically required herein;

(ii)                                  [reserved];

(iii)                               transfer the Collateral to each applicable Agent and the Borrower, as applicable, to the extent required by Section 3(c), Section 3(d), Section 3(e) or Section 3(f).

The lien and security interest provided for in this Section 6 shall automatically terminate and cease as to, and shall not extend or apply to, and the Collateral Agent shall have no security interest in, any funds disbursed by the Escrow Agent to the Borrower pursuant to Section 3.  The Escrow Agent shall not have any right to receive compensation from the Agents and shall have no authority to obligate the Agents or to compromise or pledge its security interest hereunder.  The Escrow Agent is hereby directed to cooperate with the Collateral Agent in the exercise of its rights in the Collateral provided for herein.

(c)                                  The Borrower will execute and deliver or cause to be executed and delivered, or use its reasonable best efforts to procure, all assignments, instruments and other documents, deliver any instruments to the Collateral Agent and take any other actions that are necessary or desirable to perfect, continue the perfection of, or protect the first priority of the Collateral Agent’s security interest in and to the Collateral, to protect the Collateral against the rights, claims, or interests of third persons or to effect the purposes of this Agreement and agree to file or to cause to be filed one or more UCC financing statements and continuation statements or financing change statements, as the case may be, in such jurisdictions and filing offices and containing such description of collateral as are reasonably necessary or advisable in order to perfect the security interest granted herein.  The Borrower also hereby authorizes the Collateral Agent to file any financing or continuation statements or financing change statements, as the case may be, with respect to the Collateral without its respective signature (to the extent permitted by applicable law).  The Borrower shall pay all reasonable and documented out-of-pocket costs incurred in connection with any of the foregoing, it being understood that the Collateral Agent shall have no duty to determine whether to file or record any document or instrument relating to Collateral.  Neither the Collateral Agent nor the Escrow Agent shall have any duty or obligation to file or record any document or otherwise to see to the grant or perfection of any security interest granted hereunder.

(d)                                 The Borrower hereby appoints the Collateral Agent as attorney-in-fact with full power of substitution to do any act that the Borrower is obligated hereby to do, and the Collateral Agent may, but shall not be obligated to, upon the occurrence and during the continuation of an Event of Default, exercise such rights as the Borrower might exercise with respect to the Collateral and take any action in the Borrower’s name to protect the Collateral Agent’s security interest hereunder.

(e)                                  Each of the Parties and the Escrow Agent acknowledges and agrees that: (i) each of the Securities Accounts is and will be treated as a “securities account,” and with respect to each of the Cash Accounts, a “deposit account,” (ii) the Escrow Property in the Securities Accounts (other than any cash balance) will be treated as “financial assets,” (iii) this Agreement governs the Escrow Accounts and provides rules governing the priority among possible “entitlement orders” and instructions received by the Escrow Agent as “securities intermediary” from the Borrower, the Collateral Agent and any other persons entitled to give “entitlement orders” and instructions with respect to such financial assets and (iv) the “securities intermediary’s jurisdiction” and “bank’s jurisdiction” is the State of New York (as each such term is defined in the UCC).  The Escrow Agent represents and warrants that the Escrow Agent is a “Securities Intermediary” with respect to the Securities Accounts and the “Financial Assets” credited to the Securities Accounts or a “Bank” with respect to the Cash Accounts.  The Borrower represents that it is validly existing as a limited liability company under the laws of Delaware.  During the term of this Agreement, the Borrower will not change its legal name, identity or organizational type, jurisdiction of organization or location of the chief executive office without giving the Collateral Agent prompt written notice and within thirty (30) days it shall have taken all actions reasonably necessary to maintain the perfection and priority of the security interest granted hereunder, if applicable.  Without limiting the Borrower’s rights under Section 3, but notwithstanding any other provision of this Agreement, the Escrow Agent shall comply with all entitlement orders and instructions of either Agent without further consent of the Borrower.

(f)                                   The Borrower hereby confirms that the arrangements established under this Section 6 constitute “control” (within the meanings of Sections 9-104 and 9-106 of the UCC) by the Collateral Agent of the Escrow Account and the Escrow Property credited thereto.  The Escrow Agent and the Borrower have not entered and will not enter into any other agreement with respect to control of the Escrow Accounts or purporting to limit or condition the obligation of the Escrow Agent to comply with any orders or instructions of the Collateral Agent with respect to the Escrow Accounts as set forth in this Section 6.  In the event of any conflict with respect to control over the Escrow Accounts between this Agreement (or any portion hereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail.

(g)                                  The Escrow Agent hereby agrees that any security interest in, lien on, encumbrance, claim or right of setoff against, the Escrow Accounts or any funds therein or credited thereto that it now has or subsequently obtains shall be subordinate to the security interest of the Collateral Agent in the Escrow Accounts and the Escrow Property therein or credited thereto.  The Escrow Agent agrees not to exercise any present or future right of recoupment or set-off against the Escrow Accounts or to assert against the Escrow Accounts any present or future security interest, banker’s lien or any other lien or claim (including claim for penalties) that the Escrow Agent may at any time have against or in the Escrow Accounts or any funds therein or credited thereto.

7.                                      Termination.  This Agreement and the security interest in the Escrow Accounts evidenced by this Agreement shall terminate automatically and be of no further force or effect upon the distribution of all Escrow Property in accordance with Section 3 hereof; provided, however, that the obligations of the Borrower under Section 2(b) and Section 5 (and any existing claims thereunder) shall survive termination of this Agreement and the resignation or removal of the Escrow Agent.

8.                                      Security Interest Absolute.  All rights of each Agent for its own benefit and the benefit of the Lenders and the Secured Parties, the security interests hereunder, and all obligations of the Borrower hereunder, shall be absolute and unconditional irrespective of:

(a)                                 any lack of validity or enforceability of the Credit Agreement or any other agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement;

(c)                                  any exchange, surrender, release or non-perfection of any Liens on any other collateral for all or any of the Obligations; or

(d)                                 to the extent permitted by applicable law, any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower in respect of the Obligations or of this Agreement.

9.                                      Miscellaneous.

(a)                                 Waiver.  Any party hereto may specifically waive any breach of this Agreement by any other party, but no such waiver shall be deemed to have been given unless such waiver is in writing, signed by the waiving party and specifically designating the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.

(b)                                 Invalidity.  If for any reason whatsoever any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid in a particular case or in all cases, such circumstances shall not have the effect of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid, and the inoperative, unenforceable or invalid provision shall be construed as if it were written so as to effectuate, to the maximum extent possible, the parties’ intent.

(c)                                  Assignment.  This Agreement is personal to the parties hereto, and the rights and duties of the Borrower hereunder shall not be assignable except with the prior written consent of the other parties.  Notwithstanding the foregoing, this Agreement shall inure to and be binding upon the parties and their successors and permitted assigns.

(d)                                 Benefit.  This Agreement shall be binding upon the parties hereto and their successors and permitted assigns.  Nothing in this Agreement, express or implied, shall give to any person, other than the parties hereto and their successors hereunder any benefit or any legal or equitable right, remedy or claim under this Agreement.

(e)                                  Entire Agreement; Amendments.  This Agreement and the Credit Agreement contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements, understandings and commitments, whether oral or written.  Any amendment or waiver of any provision of this Agreement and any consent to any departure by the Borrower from any provision of this Agreement shall be effective only if made or duly given in writing by all parties hereto, and neither the Escrow Agent nor any Agent shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Escrow Agent or any Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Escrow Agent or the Agents would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

(f)                                   Notices.  Except as otherwise required by Section 3(i) above, all notices and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given and received when actually received (i) on the day of delivery; (ii) three (3) Business Days following the day sent, when sent by United States certified mail, postage and certification fee prepaid, return receipt requested, addressed as set forth below; (iii) when transmitted by telecopy to the telecopy number set forth below with verbal confirmation of receipt by the telecopy operator; or (iv) one (1) Business Day following the day timely delivered to a next-day air courier addressed as set forth below:

To the Escrow Agent:

JPMorgan Chase Bank, as Escrow Agent
4 New York Plaza, Floor 11
New York, NY 10004
Attention: Andric Cheong / Chris Palermo
Facsimile: 877-277-1939
Email: ec.escrow@jpmorgan.com

To the Administrative Agent or Collateral Agent:

Barclays Bank PLC
745 Seventh Avenue
New York, NY 10019
Attn.: Christopher R. Lee
Facsimile: (212) 525-5115
Email: christoper.r.lee@barclays.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attn.: Melissa Alwang
Facsimile: (212) 751-4864
Email: melissa.alwang@lw.com

To the Borrower:

Staples Escrow, LLC
c/o Staples, Inc.
500 Staples Dr.
Framingham, MA 01702
Attn.: Treasurer
Telephone: (508) 253-4766
Email: john.buchta@staples.com

and

Attn: General Counsel
Telephone: (508) 253-0637
Email: michael.williamsgc@staples.com

With a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn.: John Sigel
Facsimile: (617) 526-5000
Email: john.sigel@wilmerhale.com

or at such other address as the specified entity most recently may have designated in writing in accordance with this Section 9(f).  Notwithstanding the foregoing, notices and other communications to any Agent or the Escrow Agent pursuant to clauses (ii) and (iv) of this Section 9(f) shall not be deemed duly given and received until actually received by such Agent or the Escrow Agent, as applicable, at its address set forth above.

(g)                                  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

(h)                                 Captions.  Captions in this Agreement are for convenience only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

(i)                                     Choice of Law; Submission to Jurisdiction.  THE EXISTENCE, VALIDITY, CONSTRUCTION, OPERATION AND EFFECT OF ANY AND ALL TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE PARTIES TO THIS AGREEMENT HEREBY AGREE THAT JURISDICTION OVER SUCH PARTIES AND OVER THE SUBJECT MATTER OF

ANY ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT MAY BE EXERCISED BY A COMPETENT COURT OF THE CITY AND STATE OF NEW YORK, OR BY A COMPETENT UNITED STATES COURT, SITTING IN NEW YORK CITY.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE ESCROW AGENT HEREBY SUBMIT TO THE PERSONAL JURISDICTION OF SUCH COURTS.  FOR PURPOSES OF THE UCC, THE ESCROW AGENT’S JURISDICTION (WITHIN THE MEANING OF SECTIONS 8-110, 9-304 AND 9-305 OF THE UCC) SHALL BE THE STATE OF NEW YORK.  EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A TRIAL BY JURY AND TO ASSERT COUNTERCLAIMS OTHER THAN MANDATORY COUNTERCLAIMS IN ANY ACTION OR PROCEEDING RELATING TO OR ARISING FROM, DIRECTLY OR INDIRECTLY, THIS AGREEMENT.  THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT THE ADDRESS LAST SPECIFIED FOR NOTICES HEREUNDER, AND SUCH SERVICE SHALL BE DEEMED COMPLETED TEN (10) CALENDAR DAYS AFTER THE SAME IS SO MAILED.  FOR PURPOSES OF THE UNIFORM COMMERCIAL CODE, NEW YORK SHALL BE THE ESCROW AGENT’S JURISDICTION.

(j)                                    Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms (except as the enforcement thereof may be limited by bankruptcy, reorganization, insolvency (including without limitation, all laws relating to fraudulent transfers), moratorium or other laws relating to or affecting creditors’ rights and remedies generally and except as the enforcement thereof is subject to equitable principles regardless of whether enforcement is considered in a proceeding at law or in equity).  The execution, delivery and performance of this Agreement by the Borrower does not violate any material applicable law or regulation to which the Borrower is subject and does not require the consent of any governmental or other regulatory body to which the Borrower is subject, except for such consents and approvals as have been obtained and are in full force and effect.  Other than the interests of the Escrow Agent and the Collateral Agent, the Borrower is, with respect to the Collateral it is delivering pursuant to this Agreement, the sole beneficial owner of such Collateral, free and clear of any Lien or claims of any Person (except for the security interest granted under this Agreement) and is the only owner of the Escrow Accounts and Escrow Property held or credited therein.  The person(s) executing this Agreement on behalf of the Borrower and certifying Authorized Representatives in the applicable Schedule I have been duly and properly authorized to do so, and each Authorized Representative of the Borrower has been duly and properly authorized to take the actions specified for such person in the applicable Schedule I.

(k)                                 Representations and Warranties of Escrow Agent and each Agent.  The Escrow Agent hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation enforceable in accordance with its terms.  Each Agent hereby represents and warrants that the person(s) executing this Agreement and certifying Authorized Representatives in the applicable Schedule I is duly authorized to do so, and that this Agreement has been duly executed and delivered on its behalf and each Authorized Representative of each Agent has been duly and properly authorized to take the actions specified for such person in the applicable Schedule I.

(l)                                     No Adverse Interpretation of Other Agreements.  This Agreement may not be used to interpret another pledge, security or debt agreement of the Borrower or any subsidiary thereof.  No such pledge, security or debt agreement may be used to interpret this Agreement.

(m)                             Interpretation of Agreement.  All terms not defined herein or in the Credit Agreement shall have the meaning set forth in the UCC, except where the context otherwise requires.  To the extent a term or provision of this Agreement relating to any Agent or the Borrower conflicts with the Credit Agreement, the Credit Agreement shall control with respect to the subject matter of such term or provision.  Acceptance of or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

(n)                                 Survival of Provisions.  All representations, warranties and covenants of the Borrower contained herein shall survive the execution and delivery of this Agreement, and shall terminate only upon the termination of this Agreement.

(o)                                 Compliance with Orders.  Notwithstanding the security interest granted to the Collateral Agent herein or any other terms set forth in this Agreement, in the event that a legal garnishment, attachment, levy restraining notice or court order is served with respect to any of the Escrow Property, or the delivery thereof shall be stayed or enjoined by an order of a court, the Escrow Agent is hereby expressly authorized, in its sole discretion (but following reasonable prior notice to the Collateral Agent and the Borrower to the extent permitted by applicable law), to obey and comply with all such orders so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such order it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside or vacated.

(p)                                 Information.  The Parties authorize the Escrow Agent to disclose information with respect to this Agreement and the account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (i) necessary or desirable, in the Escrow Agent’s opinion, for the purpose of allowing the Escrow Agent to perform its duties and to exercise its powers and rights hereunder; (ii) to a proposed assignee of the rights of the Escrow Agent; (iii) to a branch, affiliate, subsidiary, employee or agent of the Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (iv) to the auditors of any of the Parties; or (v) permitted or required by applicable law, regardless of whether the disclosure is made in the country in which each Party resides, in which the Escrow Account is maintained, or in which the transaction is conducted.  The Parties agree that such disclosures by the Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties.

(q)                                       Miscellaneous.  To the extent that in any jurisdiction any party hereto may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such party shall not claim, and hereby irrevocably waives, such immunity.  The Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.  No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.  If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day first above written.

STAPLES ESCROW, LLC,
as Borrower

By:	/s/ Christine T. Komola
	Name:	Christine T. Komola
	Title:	Executive Vice President and
Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,
as Escrow Agent

By:	/s/ Christopher Palermo
	Name:	Christopher Palermo
	Title:	Vice President

BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent

By:	/s/ Christopher R. Lee
	Name:	Christopher R. Lee
	Title:	Vice President

S-1

SCHEDULE I-1

DESIGNATION OF AUTHORIZED REPRESENTATIVES

OF BORROWER

The following persons are entitled to give notices, instructions, confirm instructions and other communications to the Escrow Agent on behalf of the Borrower:

Name and Title	Specimen Signature

Christine T. Komola
Title: EVP & Chief Financial Officer	/s/ Christine T. Komola

Phone Number: (508) 253-7409

John Buchta
Title: Treasurer	/s/ John Buchta

Phone Number: (508) 253-4766

Michael T. Williams
Title: Secretary	/s/ Michael T. Williams

Phone Number: (508) 253-0637

Cristina Gonzalez
Title: VP & Assistant Secretary	/s/ Cristina Gonzalez

Phone Number: (508) 253-1845

Geoffrey Kupferschmid
Title: Assistant Treasurer	/s/ Geoffrey Kupferschmid

Phone Number: (508)-253-2286

*        This Schedule I-1 may be amended from time to time by written notice from an Authorized Representative of the Borrower to the Escrow Agent and the Agents.

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE I-1

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

I-1-1

SCHEDULE I-2

DESIGNATION OF AUTHORIZED REPRESENTATIVES

OF AGENTS

The following persons are entitled to give notices, instructions, confirm instructions and other communications to the Escrow Agent on behalf of the Administrative Agent or the Collateral Agent:

Name and Title	Specimen Signature

Christopher Lee
Vice President	/s/ Christopher Lee
Tel: 212-526-0732

Mathew Cybul
Assistant Vice President	/s/ Mathew Cybul
Tel: 212-526-5851

Ronnie Glenn
Vice President	/s/ Ronnie Glenn
Tel: 212-526-3987

May Huang
Assistant Vice President	/s/ May Huang
Tel: 212-526-0787

Daniel Hunter
Assistant Vice President	/s/ Daniel Hunter
Tel: 212-320-2817

Vanessa Kurbatskiy
Vice President	/s/ Vanessa Kurbatskiy
Tel: 212-526-2799

Marguerite Sutton
Vice President	/s/ Marguerite Sutton
Tel: 212-526-7648

Luke Syme	/s/ Luke Syme
Vice President
Tel: 212-526-3713

*       This Schedule I-2 may be amended from time to time by written notice from an Authorized Representative of the Agents to the Escrow Agent.

I-2-1

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE I-2

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

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SCHEDULE II

SCHEDULE OF FEES

Schedule of Fees for Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	$ waived

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation.  Payable upon closing.

Annual Administration Fee	$ waived

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction.  Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Escrow Agent’s then standard rate.  Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.

Fee Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. The Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.  Payment of the invoice is due upon receipt

The escrow deposit shall be continuously invested in a interest bearing demand deposit accountInterest bearing demand deposit account have rates of interest or compensation that may vary from time to time as determined by the Escrow Agent.  Should the Parties direct as an Alternative Investment a JPMorgan Chase Bank JPMorgan Money Market Mutual Fund selected by Parties], based upon the applicable Party’s or Parties’ independent review of previously delivered prospectuses and its/their acknowledgment of the additional disclosures set forth below and in the Investment Sweep Service Disclosure attached hereto as Annex IV.

Disclosures and Agreements

Representations Relating to Section 15B of the Securities Exchange Act of 1934 (Rule 15Ba1-1 et seq.) (the “Municipal Advisor Rule).  Each Party represents and warrants to the Escrow Agent that for purposes of the Municipal Advisor Rules,  none of the funds (if any) currently invested, or that will be invested in the future, in money market funds, commercial paper or treasury bills under this Agreement constitute or contain (i) proceeds of municipal securities (including investment income therefrom and monies pledged or otherwise legally dedicated to serve as collateral or a source or repayment for such securities) or (ii) municipal escrow investments (as each such term is defined in the Municipal Advisor Rule).  Each Party also represents and warrants to the Escrow Agent that the person providing this certification has access to the appropriate information or has direct knowledge of the source of the funds to be invested to enable the forgoing

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representation to be made.  Further, each Party acknowledges that the Escrow Agent will rely on this representation until notified in writing otherwise.

Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”). You agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

OFAC Disclosure.  Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control.  Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom the Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures.  Where Escrow Agent does not execute a payment order or effect a transaction for such reasons, Escrow Agent may take any action required by any law or regulation applicable to Escrow Agent including, without limitation, freezing or blocking funds.  Transaction screening may result in delays in delays in the posting of transactions.

Abandoned Property.  Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D.  WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure.  Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Fund is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties.  Escrow Agent will record the internal accounts and any transfers between them on Escrow Agent’s books and records only.  The internal accounts and any transfers between them will not affect the Fund, any investment or disposition of the Fund, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time.  To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred.  If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Escrow Agent has established for the demand deposit internal account.  If a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

MMDA Disclosure and Agreement.  If MMDA is the investment for the escrow deposit as set forth above or anytime in the future, you acknowledge and agree that U.S. law limits the number of pre-authorized or automatic transfers or withdrawals or telephonic/electronic instructions that can be made from an MMDA to a total of six (6) per calendar month or statement cycle or similar period.  Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling.  The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

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ANNEX I

FORM OF BORROWER RELEASE REQUEST

This certificate is being delivered to the Agents and the Escrow Agent pursuant to Section 3(c) of the Escrow Agreement dated as of February 2, 2016 (the “Escrow Agreement”), among STAPLES ESCROW, LLC, a Delaware limited liability company (the “Borrower”), JPMORGAN CHASE BANK, N.A., as escrow agent (the “Escrow Agent”) and BARCLAYS BANK PLC, as Collateral Agent (the “Collateral Agent”) and Administrative Agent (the “Administrative Agent” and, together with the Collateral Agent, the “Agents”).  Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement or in the Credit Agreement (as defined in the Escrow Agreement).  The Borrower hereby certifies through the undersigned officers that:

(a)           The Acquisition will be consummated, substantially concurrently with the release of the Escrow Property, in accordance with the Acquisition Agreement without giving effect to any amendments, modifications, supplements, consents or waivers by the Staples (other than such amendments, modifications, supplements, consents or waivers by Staples of any term thereof that are not materially adverse to any interest of the Lenders) unless consented to by the Arrangers (it being understood that (i) any amendment, modification, supplement, consent or waiver by Staples to the definition of “Material Adverse Effect” or the “Xerox” provisions in Sections 8.5(b), 8.6, 8.11, the last sentence of 8.12 and the last sentence of 8.14 of the Acquisition Agreement shall be deemed to be materially adverse and (ii) any amendment, modification, supplement, consent or waiver by the Company that results in a decrease of up to 15% of the Cash Consideration (as defined in the Acquisition Agreement) shall not be deemed to be materially adverse so long as the Initial Loans are prepaid (upon release from the Escrow Account on the Acquisition Effective Date) in an amount equal to the amount of any such decrease).

(b)           The Refinancing Transactions will be consummated substantially concurrently with the release of the Escrow Property.

(c)           (A) Staples has executed and delivered an assumption agreement substantially in the form of Exhibit N to the Credit Agreement, (B) each Restricted Subsidiary of Staples (other than any Immaterial Subsidiary or any Excluded Foreign Subsidiary) has executed and delivered the Guarantee and Collateral Agreement (or an assumption agreement to the Guarantee and Collateral Agreement substantially in the form of Annex 1 to the Guarantee and Collateral Agreement, as applicable), (C) Staples shall have delivered Schedule 3.15 to the Credit Agreement (completed on a pro forma basis giving effect to the Transactions), (D) each of Staples and the Target shall have executed and delivered a Perfection Certificate dated as of the Acquisition Effective Date and (E) with respect to the Collateral:

(i)             the Collateral Agent has received, subject to the terms of the ABL Intercreditor Agreement, and unless otherwise agreed by the Collateral Agent, (I) all certificates representing Equity Interests pledged under the Guarantee and Collateral Agreement to the extent certificated, accompanied by undated instruments of transfer or stock powers endorsed in blank, (II) the Subordinated Intercompany Note executed by the parties thereto accompanied by an undated instrument of transfer duly executed in blank and satisfactory to the Collateral Agent, (III) an Acknowledgment and Consent, substantially in the form of Exhibit D to the Guarantee and Collateral Agreement, duly executed by any issuer of Equity Interests pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (IV) each promissory note pledged under the Guarantee and Collateral

A-I-1

Agreement, duly executed (without recourse), in blank or accompanied by an undated instrument of transfer duly executed in blank and satisfactory to the Collateral Agent; and

(ii)          all UCC or other applicable personal property and financing statements reasonably requested by the Collateral Agent to be filed, registered or recorded to perfect the Liens intended to be created by any Collateral Document have been delivered to the Collateral Agent for filing, registration or recording.

(d)           The Administrative Agent has received a certificate of the secretary or assistant secretary or other Authorized Officer of each Loan Party dated the Acquisition Effective Date, substantially in the form delivered by the Escrow Borrower to the Administrative Agent on the Closing Date, and with appropriate resolutions relating to the applicable Transactions.

(e)           The Administrative Agent has received the legal opinions of Wilmer Cutler Pickering Hale and Dorr LLP, special counsel to the Loan Parties, and other firms of counsel to the Loan Parties that are acceptable to the Administrative Agent, each (a) dated as of the Acquisition Effective Date, (b) addressed to the Administrative Agent, the Collateral Agent and the Lenders and (c) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent has reasonably required.

(f)            (A) Since September 27, 2014 through the date of the Acquisition Agreement, there have not been any Events that would, individually or in the aggregate, reasonably be expected to have a Closing Date Material Adverse Effect; provided that the condition in this clause (A) is qualified in its entirety by reference to (1) the information disclosed by the Target in any Company SEC Document (as defined in the Acquisition Agreement as in effect on February 4, 2015) filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act (as defined in the Acquisition Agreement as in effect on February 4, 2015) during the period from December 31, 2013 through the Business Day (as defined in the Acquisition Agreement as in effect on February 4, 2015) prior to the date of the Acquisition Agreement (other than in any risk factor or other cautionary or forward-looking disclosure contained in such Company SEC Document) and (2) the exceptions set forth in the Company Disclosure Schedule (as defined in the Acquisition Agreement as in effect on February 4, 2015); it being understood and agreed that each exception set forth in the Company Disclosure Schedule shall qualify such condition to the extent such exception is specifically identified as being disclosed under Section 3.6 of the Acquisition Agreement or such exception is disclosed with reference to any other section of the Acquisition Agreement and it is reasonably apparent on the face of such disclosure that it relates to such Section 3.6, and (B) since the date of the Acquisition Agreement, there have not occurred any Events (other than Excluded Company Events (as defined in the Acquisition Agreement as in effect on February 4, 2015)) that, individually or in the aggregate, have had or would reasonably be expected to have a Closing Date Material Adverse Effect.

(g)           Each of the Specified Representations is true and correct in all material respects on and as of the Acquisition Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date); provided that any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects.  Each of the Acquisition Agreement Representations is true and correct in all respects on the Acquisition Effective Date, expect to the extent any such Acquisition Agreement Representation is stated to relate solely to an earlier date, in which case

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such Acquisition Agreement Representation is true and correct as of such earlier date specified in the Acquisition Agreement.

(h)           The Lenders, the Arrangers and the Agents have received or, substantially concurrently with the release of the Escrow Property, will receive, all fees and other amounts due and payable on or prior to the Acquisition Effective Date, including, to the extent invoiced at least two Business Days prior to the Acquisition Effective Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, disbursements and other charges of counsel) required to be reimbursed or paid under any Loan Document or any other agreement.

(i)            The Escrow Property will be applied in the manner described in Section 5.08 of the Credit Agreement.

The Borrower hereby instructs the Escrow Agent to use the following wire transfer instructions in distributing cash to the Borrower pursuant to Section 3(c) of the Escrow Agreement:

Bank:
ABA No.:
Account Name:
Account No.:
F/F/C:
Attention:

Escrow Property amount to be released to Borrower:$

Escrow Property amount to be released to Administrative Agent: $

IN WITNESS WHEREOF, the Borrower, through the undersigned officer, has signed this Certificate this [     ] day of [           ], 2016.

STAPLES ESCROW, LLC

By:
Name:
Title:

Confirmed Receipt:
Barclays Bank PLC
By:
Name:
Title:
[each an Authorized Representative]

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ANNEX II

FORM OF COLLATERAL AGENT NOTICE

with regards to

STAPLES ESCROW, LLC

This certificate is being delivered to the Borrower and the Escrow Agent pursuant to Section 3(d) of the Escrow Agreement dated as of February 2, 2016 (the “Escrow Agreement”), among STAPLES ESCROW, LLC, a Delaware limited liability company (the “Borrower”), JPMORGAN CHASE BANK, N.A., as escrow agent (the “Escrow Agent”) and BARCLAYS BANK PLC, as Collateral Agent (the “Collateral Agent”) and Administrative Agent.  Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement.  The Collateral Agent hereby confirms through the undersigned officer that, as of the Acquisition Outside Date, it has not received a Borrower Release Request certifying that the conditions to release of Escrow Property set forth in Section 3(b) of the Escrow Agreement have been satisfied.  Therefore, the Collateral Agent hereby provides this written notice and instruction to the Escrow Agent and the Borrower to liquidate all investments of Escrow Property currently held by it and to release all of the Escrow Property as set forth in Section 3(d) of the Escrow Agreement.

Escrow Property amount to be released to Borrower:$

Escrow Property amount to be released to Administrative Agent: $

IN WITNESS WHEREOF, the Collateral Agent, through the undersigned officer, has signed this Certificate this [     ] day of [          ], 2016.

BARCLAYS BANK PLC,

as Collateral Agent

By:
Name:
Title:

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ANNEX III

FORM OF ADDITIONAL INTEREST DEPOSIT NOTICE

with regards to

STAPLES ESCROW, LLC

This certificate is being delivered to the Borrower and the Escrow Agent with respect to an “Additional Interest Deposit” as defined in the Escrow Agreement dated as of February 2, 2016 (the “Escrow Agreement”), among STAPLES ESCROW, LLC, a Delaware limited liability company (the “Borrower”), JPMORGAN CHASE BANK, N.A., as escrow agent (the “Escrow Agent”) and BARCLAYS BANK PLC, as Collateral Agent and Administrative Agent (the “Administrative Agent”).  Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement.  The Administrative Agent hereby confirms through the undersigned officer that the Additional Interest Deposit for the Interest Period commencing on [       ] and ending on [       ] (the subsequent “Interest Payment Date”) shall be $[         ].

IN WITNESS WHEREOF, the Administrative Agent, through the undersigned officer, has signed this Certificate this [    ] day of [          ], 2016.

BARCLAYS BANK PLC,

as Administrative Agent

By:
Name:
Title:

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ANNEX IV (OPTIONAL) [Only for Mutual Funds]

Investment Sweep Service Disclosure — Escrow

Customer Name:

Escrow Account Number(s):

Investment Sweep [Fund Complex Fund None, Share Class]:

Escrow Agreement Date:

Type of Sweep (End of Day/Intraday):

This disclosure confirms that JPMorgan Chase Bank, N.A. (“JPMorgan”) is authorized and directed to “sweep” on an ongoing basis funds in the above-referenced accounts, until JPMorgan is advised in writing to the contrary, to the above-referenced [money market fund], in accordance with the following terms:

1.             In connection with receiving a service for the sweeping of balances to a JPMorgan money market fund (“Sweep Service”) the entity or person receiving the Sweep Service (the “Customer”) acknowledges that it has received and reviewed the prospectus (“Prospectus”) and the Statement of Additional Information (“SAI”) for each money market fund (each a “Fund”, collectively the “Funds”) with respect to the class of shares the Customer is purchasing in the Fund. The Prospectus sets forth fees and expenses applicable to the Customer’s purchase of shares of the Fund (“Shares”). The Customer acknowledges that it is relying solely on the representations contained in the relevant Prospectus and SAI and that JPMorgan has not provided any investment, tax or accounting advice, nor has it made any recommendation with respect to the Customer’s purchase of Shares.

2.             The Customer has directed JPMorgan as its agent to invest in the Fund(s) identified above. Pursuant to the Customer’s direction, JPMorgan as agent for the Customer, will invest balances of the Customer in a particular share class based on one or more of a number of criteria, including, but not limited to: amount of balances invested across the Customer relationship, operational complexity of the service provided and share holder servicing provided in connection with the Sweep Service, and convenience and expected duration of the Sweep Service.

3.             JPMorgan may receive compensation from the Fund, the Investment Manager or Investment Advisor for the Fund and/or the distributor of the Fund for providing services as described in the Prospectus and/or the SAI, which may include, but not be limited to, shareholder servicing and 12b-1 fees as described in the Prospectus and SAI; and fees paid by the Investment Advisor / Investment Manager which range from 0 to 6 basis points depending on the share class, calculated as a percentage of its Customer’s assets invested in the Fund and such compensation may vary for different share classes.

4.             The compensation discussed in Section 3 above is distinct from the express fees JPMorgan charges the Customer for trust, agency, escrow, custody or cash management services (either related or unrelated to the Sweep Service). Such compensation is also distinct from the express fees JPMorgan may receive from the Fund for acting as custodian and securities lending agent to the Fund and from the express fees JPMorgan and/or its affiliates may receive for acting as the Fund’s investment adviser, distributor, transfer agent, fund accountant or providing other services to the Fund as more fully described in the Prospectus and / or SAI.

5.             INVESTMENTS IN THE FUNDS ARE NOT BANK DEPOSITS, OR GUARANTEED OR ENDORSED BY JPMORGAN. FUND SHARES ARE NOT ISSUED OR GUARANTEED BY THE FDIC, THE UNITED STATES GOVERNMENT OR ANY STATE GOVERNMENT, OR ANY AGENCY OR UNIT THEREOF. THERE IS NO ASSURANCE THAT ANY MONEY MARKET FUND WILL BE ABLE TO MAINTAIN A STABLE NET ASSET VALUE OF $1.00 PER SHARE. INVESTMENTS IN MONEY MARKET FUNDS INVOLVE RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL. THE CUSTOMER HAS MADE ITS OWN INDEPENDENT INVESTMENT ASSESSMENT AS TO THE SUITABILITY AND APPROPRIATENESS OF THE SWEEP SERVICE AND THE INVESTMENTS IN THE FUND FOR ITS OWN NEEDS AND REQUIREMENTS, AND ASSUMES ALL RISK OF LOSS RESULTING FROM ANY DECISION IT MAKES TO PURCHASE, EXCHANGE OR SELL SHARES OF THE FUND, OR TO AUTHORIZE THE SAME ON ITS BEHALF.

6.             Required FDIC Disclosures.

(a)   For Intraday Sweeps to JPMorgan Funds:  In the event of a failure of JPMorgan, funds swept to a Fund, as reflected on JPMorgan’s end-of-day ledger balance, would not be considered deposits by the Federal Deposit Insurance Corporation (the “FDIC”).  However, the FDIC would treat the beneficial owner’s swept funds in one of two

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ways: (a) if the failed JPMorgan’s assets were transferred to an acquiring institution, the swept funds would be returned back into the beneficial owner’s deposit account on the business day following the failure of JPMorgan; or (b) if the failed JPMorgan will be dissolved, the beneficial owner would receive a check or other payment from the FDIC to reacquire the beneficial owner’s allotted interest in the Fund in accordance with the FDIC’s normal procedures.

(b)   For Intraday Sweeps to Funds other than JPMorgan Funds:  In the event of a failure of JPMorgan, funds swept to a Fund (whether the sweep actually occurs will depend on the transaction cut-off time used by the FDIC), as reflected on JPMorgan’s end-of-day ledger balance, would not be considered deposits by the FDIC.  However, the FDIC would treat the beneficial owner’s swept funds in one of two ways: (a) if the failed JPMorgan’s assets were transferred to an acquiring institution, the swept funds would be returned back into the beneficial owner’s deposit account on the business day following the failure of JPMorgan; or (b) if the failed JPMorgan will be dissolved, the beneficial owner would receive a check or other payment from the FDIC to reacquire the beneficial owner’s allotted interest in the money market fund in accordance with the FDIC’s normal procedures. If the funds are not swept, such funds would remain in the deposit account, be treated as deposits, and be insured under the applicable insurance rules and limits of the FDIC.

(c)   For End of Day Sweeps:  In the event of a failure of JPMorgan, funds to be swept from the beneficial owner’s deposit account to a Fund on the day of failure of JPMorgan will be treated, on JPMorgan’s end-of-day ledger balance, as if they had not been swept, will be considered deposits by the FDIC and will be insured by the FDIC under its applicable insurance rules and limits.

ACKNOWLEDGED AND AGREED:

Customer:

By:
Its:

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